UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

PATRIOT CAPITAL FUNDING, INC.

(Name of Registrant as Specified In Its Charter)
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FOR IMMEDIATE RELEASE	NEWS ANNOUNCEMENT
Patriot Capital Funding Declares Final Dividend
WESTPORT, CT – October 29, 2009 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) today announced that its board of directors declared a final dividend in an amount equal to all of Patriot Capital Funding's undistributed net ordinary income and capital gains through the closing date of its proposed merger with Prospect Capital Corporation. It is currently estimated that the amount of the final dividend will be $0.38 per share assuming that the merger closes on November 25, 2009. The actual amount of the final dividend may be more or less than the estimated amount and will be determined immediately prior to the closing of the merger.
The final dividend is necessary to preserve Patriot Capital Funding's favorable regulated investment company tax treatment. Specifically, Patriot Capital Funding generally must distribute to its shareholders annually at least 90% of its “investment company taxable income,” which is generally its net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses, in order to maintain its qualification as a regulated investment company for U.S. federal income tax purposes. As a result, because Patriot Capital Funding's existence will terminate upon the closing of the merger, Patriot Capital Funding is required to declare a final dividend to its shareholders, which together with all Patriot Capital Funding's previous dividends, will have the effect of distributing to Patriot Capital Funding's shareholders all of its regulated investment company taxable income through the closing date of the merger and thus satisfy the annual regulated investment company distribution requirements for the taxable year ending on the closing date of the merger.
In accordance with a recent IRS revenue procedure, the dividend will be payable up to 10% in cash and at least 90% in newly issued shares of Patriot Capital Funding's common stock. Each shareholder will have the right to elect to receive such dividend in cash or common stock through an election form which will be subsequently distributed to shareholders of Patriot Capital Funding, although no more than 10% of the total dividend paid to all shareholders will be paid in cash. If the total portion of the dividend to be paid to shareholders electing to receive cash exceeds 10% of the total dividend, each such shareholder electing to receive cash will receive an allocable portion of the total cash to be distributed and the remaining portion of the distribution to be paid to each such shareholder will be paid in common stock.
The final dividend will be paid immediately prior to the consummation of the merger with Prospect Capital (which is anticipated to be on or around November 25, 2009) to shareholders of record of Patriot Capital Funding at the close of business on November 2, 2009. The shares received in connection with the final dividend will be converted into the merger consideration in accordance with the merger agreement with Prospect Capital. In the event that Patriot Capital Funding's merger with Prospect Capital is not consummated, Patriot Capital Funding will not pay the final dividend and its 2009 tax year will continue.

Also, Patriot Capital Funding has terminated its dividend reinvestment plan effective immediately in light of its proposed merger with Prospect Capital. As a result, the dividend reinvestment plan will not apply to the final dividend.
About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- to mid-sized companies.
Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the proposed merger transaction between Patriot Capital Funding and Prospect Capital. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including the satisfaction of the conditions of the proposed merger on the proposed timeframe or at all, and other factors enumerated in the filings Patriot Capital Funding makes with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed merger transaction involving Patriot Capital Funding and Prospect Capital. In connection with the proposed merger, Prospect Capital has filed with the SEC a registration statement on Form N-14 containing a proxy statement/prospectus for the shareholders of Patriot Capital Funding, and each of Patriot Capital Funding and Prospect Capital may be filing other documents with the SEC regarding the proposed merger transaction. The definitive proxy statement/prospectus will be mailed to shareholders of Patriot Capital Funding.
BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, PATRIOT CAPITAL FUNDING’S SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and shareholders may obtain, without charge, a copy of the definitive proxy statement/prospectus, as well as other relevant documents containing important information about Patriot Capital Funding and Prospect Capital at the SEC’s website (http://www.sec.gov). Patriot Capital Funding’s shareholders also may obtain, without charge, a copy of the definitive proxy statement/prospectus and other relevant documents by directing a request by mail or telephone to Patriot Capital Funding, 274 Riverside Avenue, Westport, Connecticut, (203) 429-2700.
Patriot Capital Funding and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Patriot Capital Funding’s shareholders with respect to the proposed merger. Information about Patriot Capital Funding’s directors and executive officers and their ownership of Patriot Capital Funding’s common stock is set forth in the definitive proxy statement/prospectus for Patriot Capital Funding’s special meeting of shareholders, which was filed with the SEC on Schedule 14A on October 26, 2009. Shareholders may obtain additional information regarding the interests of Patriot Capital Funding and its directors and executive officers in the proposed merger, which may be different than those of Patriot Capital Funding’s shareholders generally, by reading the definitive proxy statement/prospectus and other relevant documents regarding the proposed merger.

CONTACTS
Richard Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Norberto Aja Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com
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